FOR IMMEDIATE RELEASE

MEDIX RESOURCES, INC. EXPANDS BOARD, COMPLETES PRIVATE PLACEMENT AND PLANS FOR NOTE REPAYMENT


Denver, Colorado- (Business Wire)- April 15,1999 - Medix Resources, Inc. (OTCBB:
MDIX) today  announced  the expansion of its Board of Director's to include four additional members. The expansion was implemented to help support the anticipated growth and development of the company's Internet based healthcare communications subsidiary, Cymedix Lynx Corporation. ("Cymedix"). Medix also announced the completion of a $300,000 private placement of its Series A Preferred Stock and its intention to repay a $250,000 loan to Cymedix from Global Med Technologies, Inc. ("Global Med") following a payment demand from Global Med.

The decision to expand the Medix Board stems from a desire to add expertise in various fields germane to the medical informatics industry that Medix entered with its acquisition of Cymedix in January, 1998. Cymedix provides connectivity solutions through an E-commerce model to physicians, industry service providers and health plan insurers. Cymedix.com., the company's proprietary software product introduction, employs Internet technology to enable industry participants to effectively communicate vital medical, financial and administrative information over private, secure networks. Utilization of Cymedix.com is expected to expedite standard administrative transactions, simplify communications, improve patient care and significantly reduce the cost of that care throughout the healthcare enterprise.

To help exploit this technology, Medix has added to its Board of Directors four highly qualified individuals with expertise in relevant industry segments. They are expected to contribute vital assistance and guidance necessary to optimize the commercial value of the Cymedix technology.

John Yeros, Medix's CEO and Chairman of the Board stated, "Our Cymedix subsidiary is transitioning from a research and development focus to a fully operational provider of medical E-commerce solutions. As its parent company, Medix is striving to furnish Cymedix with the support necessary to complete this transition. The expansion of our Board of Directors is a vital component of this commitment. I am pleased to welcome the new Board members, excited by the intelligence, vitality, and experience they bring to our enterprise and confident their contributions will assist us in achieving our goal of maximizing shareholder value."

The new members of the Medix Board of Directors and a brief biographical sketch is set forth below:

Joel C. Newman, M.D. is the Managing Director of The Fountainhead Group LLC, a merchant banking firm he founded in June, 1998, to specialize in the healthcare sector. Dr. Newman began his investment banking career in 1985 and was Director of Healthcare Mergers & Acquisitions at Merrill Lynch & Co. for five years before founding his own firm. He is a graduate of Johns Hopkins School of Medicine.

Douglas Stahl is an attorney specializing is securities and corporate law. He is the Managing Partner of Stahl & Zelmanovitz, a New York City law firm he founded in 1989. He began his career as a law clerk with the New York Court of Appeals and is a graduate of Brooklyn Law School, where he served as Editor-in-Chief of the Brooklyn Law Review.

John R. Prufeta is the Managing General Partner of The Creative Group and Creative Health Concepts. He is also the President and Chief Executive Officer of Creative Management Strategies, and General Partner of TCG Development. These companies cover a wide spectrum of services within the healthcare industry, including organizational services to healthcare start-ups, recruitment and talent development, management consulting and network development for physicians and hospitals.

Brian McLean, M.D., is an M.D./MBA anesthesiologist with an investment focus on healthcare venture capital. Dr. McLean is a limited partner in Hudson Partners, an SBIC venture fund and serves on the Board of Directors of Amarillo Biosciences, as well as several private companies.

In addition to its Board expansion, Medix announced the completion of a private placement for $300,000 of its Series A Convertible Preferred Stock to a small group of investors. The new issue is convertible into common stock at a conversion price of $0.25 per share, subject to customary antidilution provisions. Proceeds from the placement will be used for general corporate purposes.

Finally, Medix announced that it received from Global Med Technologies, Inc. a demand for repayment of a secured loan made to Cymedix in February, 1996. The loan is secured by Cymedix's assets. Principal and unpaid interest on the loan at March 31, 1999, totaled approximately $343,000. Medix expects to repay the loan with cash or a combination of cash and stock. The company appreciates the support provided by Global Med during the formative stages of Cymedix and looks forward to a continuing relationship.

Denver based Medix Resources, Inc. is engaged through its wholly owned subsidiary Cymedix Lynx Corporation of Thousand Oaks, California, in providing several fully secure patent-pending Internet medical communications products, using an E-commerce business model. Historically, the company's core business has been providing skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of healthcare and educational facilities.

****

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: the Statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB for 1998 that wase filed with the Securities and Exchange Commission on April 12, 1999. Such information is available from the SEC or from the Company.

Company Contact:
John P. Yeros       Gene Martineau
303-741-2045        212-348-1880